UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2006
PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA (Address of principal executive offices)	94111 (Zip Code)
Registrant’s telephone number, including area code (415) 834-6500
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.02       Termination of a Material Definitive Agreement.
Termination of Secured Promissory Note with the Company's President Mark Elderkin
     On March 7, 2006, the Company’s President Mark Elderkin paid the Company $842,847.90, representing $602,656 in principal and $240,191.90 in interest, fully satisfying his repayment obligations to the Company under his May 2001 Secured Promissory Note (the “Note”) and accompanying Stock Pledge Agreement (the “Agreement”), thereby terminating the Note and Agreement.
     A copy of the Secured Promissory Note and accompanying Stock Pledge Agreement has been previously filed as an exhibit to the Company's Form S-1 (No. 333-114988) and is incorporated herein by reference.
Item 8.01.      Other Events.
     On March 4, 2006, PlanetOut Inc. (“PlanetOut”), through its newly created wholly owned subsidiary, Shuttlecraft Acquisition Corp. (“SAC”), a Delaware corporation, completed its acquisition of substantially all of the assets of RSVP Productions, Inc. (“RSVP”), a Minnesota corporation specializing in organizing and marketing gay and lesbian vacation cruises, pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of January 19, 2006 by and among PlanetOut, SAC, RSVP and Paul Figlmiller (the “Stockholder”), an individual and the holder of the majority of the outstanding shares of stock in RSVP (the “RSVP Acquisition”). In connection with the RSVP Acquisition, SAC also assumed certain operating and other liabilities of RSVP. PlanetOut previously disclosed its entry into the Purchase Agreement on its Current Report on Form 8-K filed with the SEC on January 24, 2006.
     The total consideration paid by PlanetOut was approximately: (i) $6.5 million (the “Purchase Price”); plus (ii) a reimbursement amount of approximately $133,000 for certain advertising and marketing expenses incurred by RSVP prior to closing; minus (iii) approximately $1.4 million in outstanding principal and interest due at closing under PlanetOut’s Loan to RSVP (described in more detail below). Fifteen percent of the Purchase Price has been deposited in escrow to secure the indemnification obligations of RSVP and the Stockholder under the Purchase Agreement.
     As previously disclosed, under the terms of the Purchase Agreement, RSVP may be entitled to receive additional earn-out payments of up to $3.0 million based on SAC’s Revenue and Net Income (as those terms are defined in the Purchase Agreement) for each of the years ending December 31, 2007 (the “2007 Earn-Out Payment”) and December 31, 2008 (the “2008 Earn-Out Payment”) (collectively with the 2007 Earn-Out Payment, the “Earn-Out Payments”). The Earn-Out Payments, if any, will be paid no later than March 15, 2008 (in the case of the 2007 Earn-Out Payment) and no later than March 15, 2009 (in the case of the 2008 Earn-Out Payment). The Earn-Out Payments, if any, may be paid in either cash or shares of the common stock of PlanetOut, at PlanetOut’s discretion. Under the Purchase Agreement, PlanetOut has agreed to provide SAC with a minimum of $500,000 in 2006, and a minimum of $500,000 (or, if more, 50% of SAC’s 2006 pro forma net income) in 2007, to fund ship deposits. Until the end of the earn-out period on December 31, 2008, PlanetOut has also agreed to provide, without charge, marketing and promotional support to SAC not to exceed $1,500,000 in value, based on PlanetOut’s published rates.
     In connection with its entry into the Purchase Agreement, PlanetOut also agreed to make a $1.4 million working capital loan (the “Loan”) to RSVP. All of the outstanding principal and interest under the Loan were repaid in connection with the closing of the RSVP Acquisition.

Item 9.01       Financial Statements and Exhibits.
(d) Exhibits.

2.1*	Asset Purchase Agreement dated January 19, 2006, by and among: RSVP Productions, Inc., a Minnesota corporation; PlanetOut Inc. (“PlanetOut”), a Delaware corporation; Shuttlecraft Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PlanetOut; and Paul Figlmiller, an individual.

*	Previously filed on PlanetOut’s Current Report on Form 8-K, filed January 24, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: March 8, 2006	By:	/s/ Lowell R. Selvin
Lowell R. Selvin
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits.

2.1*	Asset Purchase Agreement dated January 19, 2006, by and among:
RSVP Productions, Inc., a Minnesota corporation; PlanetOut Inc. (“PlanetOut”), a Delaware corporation; Shuttlecraft Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of PlanetOut; and Paul Figlmiller, an individual.

*	Previously filed on PlanetOut’s Current Report on Form 8-K, filed January 24, 2006.